ADDENDUM  TO  LOAN  AGREEMENT
1.     PARTIES
1.1     The  parties  to  this  agreement  are  ~
1.1.1     PSG  Investment  Bank  Limited;
1.1.2     Caledon  Casino  Bid  Company  (Proprietary)  Limited.
1.2     The parties agree as set out below.

2     INTERPRETATION
2.1 In this agreement, unless inconsistent with or otherwise indicated by the context ~
2.1.1     the/this "AGREEMENT" means the agreement as set out in this document;
2.1.2 "BIDCO" means Caledon Casino Bid Company (Proprietary) Limited, registration number 1996/010708/07, a private company duly incorporated in accordance with the laws of the Republic of South Africa;
2.1.3 the "LOAN AGREEMENT" means the loan agreement concluded between PSGIB and Bidco on 12 April 2000, pursuant to which PSGIB INTER ALIA made the principal loan to Bidco;
2.1.4 the "PRINCIPAL LOAN" means the principal loan as defined in the loan agreement;

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2.1.5     "PSGIB"  means  PSG  Investment  Bank  Limited,  registration  number
          1998/17396/06, a public company duly incorporated in accordance with the laws of the Republic of South Africa;
2.1.6 save where otherwise indicated, all expressions defined in the loan agreement have the meanings assigned to them therein;
2.1.7     any reference to the singular includes the plural and VICE  VERSA;
2.1.8     any reference to natural persons includes legal persons and VICE
          VERSA;
2.1.9     any  reference  to  gender  includes  the  other  genders.
2.2 The clause headings in this agreement have been inserted for convenience only and shall not be taken into account in its interpretation.
2.3 Words and expressions defined in any sub-clause shall, for the purpose of the clause of which that sub-clause forms part, bear the meaning assigned to such words and expressions in that sub-clause.
2.4 If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive clause in the body of the agreement, notwithstanding that it is only contained in the interpretation clause.
2.5 If any period is referred to in this agreement by way of reference to a number of days, the days shall be reckoned, subject to 2.6 below, exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a business day, in which case the day shall be the next succeeding business day.

2.6     If any period for which interest is to be calculated is referred to in this agreement  by way of a reference to a number of days, the days shall be reckoned inclusively  of  the  first  and  exclusively of  the  last  day.
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2.7     This  agreement  shall  be  governed  by,  construed  and  interpreted in accordance  with  the  law  of  the  Republic  of  South  Africa.

3     RECORDAL
3.1     The  parties  have  concluded  the  loan  agreement.
3.2 Pursuant to the loan agreement, PSGIB made the working capital facility available to Bidco on the terms and conditions more fully envisaged in the loan agreement.
3.3 Bidco did not require the working capital facility and accordingly cancelled the working capital facility.
3.4 Bidco now requires further capital and the parties accordingly wish to amend the loan agreement in the manner set out herein.

4     AMENDMENT  OF  DEFINITIONS
      The parties hereby amend the definitions contained in the loan agreement by the addition of the following new definition ~
        "2.1.48     the "NEW INTEREST BASE RATE" means 12.10%
        (Twelve, one zero PER CENTUM), nominal annual compounded  monthly;".

5     AMENDMENT  OF  PARAGRAPH  7
      The parties replace paragraph 7 of the loan agreement with the following paragraph ~

7     THE  STANDBY  FACILITY  AND  THE  RESERVE  ACCOUNT
7.1 PSGIB hereby makes a standby facility available to Bidco on the terms and conditions set out in this agreement. The amount of the standby facility shall be R4 500 000,00 (four million five hundred thousand Rand).
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7.2     Subject  to  7.4 below Bidco shall, out of the cash available to it from time to time, and with effect from [signature date] maintain a debt service reserve which shall ~
7.2.1     be equal to R500 000,00 (five hundred thousand Rand) by 30 April 2001;
7.2.2     be  equal to R1 000 000,00 (one million Rand) in total by 31 May 2001;
7.2.3 for the period from 30 June 2001 to 31 December 2001 be increased by an amount of R1 000 000,00 (one million Rand) per month;
7.2.4 at all relevant times after 31 December 2001, be equal to at least the total of the next 1 (one) repayment to be made by it in respect of the principal loan and the next 1 (one) repayment to be made by it in respect of the standby facility.
7.3 Subject to 7.4 below, Bidco shall cause the amount of the debt service reserve which it will be obliged to maintain in terms of 7.2 above, to be deposited in an account maintained by it with a bank, registered as such in terms of the Banks Act. The aforesaid account is referred to herein as the "RESERVE ACCOUNT" and Bidco shall, forthwith after it becomes obliged to establish the reserve account and to deposit funds into it, request PSGIB to advise it whether PSGIB wishes the reserve account to be maintained with PSGIB. PSGIB shall, within 2
        (two) business days after receipt of Bidco's aforesaid request, in writing advise Bidco whether it wishes the reserve account to be opened with PSGIB or not. If ~
7.3.1 PSGIB advises Bidco that it requires Bidco to open the reserve account with PSGIB, interest shall accrue, in respect of amounts held from time to time in the reserve account, at a rate of interest equal at least to the most favourable rate of interest paid by PSGIB to any of its other customers in respect of a 6 (six) months call deposit
          (the "PSGIB RATE"). Should the PSGIB rate be lower than an interest rate that Bidco can obtain from another bank with a credit rating of A1, PSGIB will be afforded the opportunity to pay a rate equal to the higher rate. Should PSGIB not be prepared to pay the higher rate Bidco will have the right to place the deposit with the other bank, subject to the conditions in 7.3.2;
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7.3.2     PSGIB  advises Bidco in writing that it does not require Bidco to open the reserve account with it, Bidco shall, within 2 (two) business days after receiving PSGIB's aforesaid written advice, open the reserve account with a bank which has a credit rating of A1 (or an equivalent rating), and shall, forthwith after it has opened that account, deposit into that account the amounts which it is required to deposit.
7.4 Bidco shall be entitled to elect not to maintain the reserve account but instead to furnish to PSGIB an unconditional guarantee ~
7.4.1     by  a  bank  with  a  credit  rating  of A (or an equivalent rating or better);
7.4.2 for an amount equal from time to time to the reserves which Bidco is obliged to maintain in terms of 7.2 above;
7.4.3 in such a form as PSGIB may in its reasonable discretion determine. Bidco shall be entitled to exercise the election conferred on it in terms of this paragraph 7.4 at any time whilst, in terms of 7.2 and
          7.3 above it is obliged to maintain the reserve account. Bidco shall not, however, be entitled either to refuse to establish the reserve account or to withdraw any amounts deposited by it into the reserve account unless and until it has caused the guarantee envisaged in this paragraph 7.4 to be delivered to PSGIB.
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7.5     As  and  when  Bidco wishes to draw-down any amounts against the standby facility, it shall deliver a written notice to PSGIB ("A FACILITY DRAW-DOWN NOTICE"), that notice to ~
7.5.1 set out the amount of the draw-down which Bidco wishes to make against the standby facility;
7.5.2 specify a draw-down date which shall not be less than 3 (three) business days after receipt by PSGIB of the facility draw-down notice in question.

          Bidco shall not be entitled to make draw-downs against the standby facility more frequently than once in every calendar month, and shall not be entitled to make draw-downs against the standby facility at any time after 30 December 2001.
7.6 PSGIB shall advance the amount specified in any facility draw-down notice, provided that the facility draw-down notice complies with the requirements of 7.5 above, on the draw-down date stipulated in the facility draw-down notice. All advances made by PSGIB to Bidco in respect of the standby facility shall be paid by PSGIB into such a bank account as Bidco may from time to time in writing specify.

7.7 All amounts drawn-down by Bidco against the standby facility shall accrue interest from time to time at a rate equal to 3% (three
        PER CENTUM) above the new interest base rate, expressed as a nominal annual compounded monthly rate. All interest which accrues on the standby facility prior to the date on which Bidco has drawn-down the standby facility in full shall be capitalised.
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7.8     Notwithstanding  anything  to  the contrary contained in this agreement,
        PSGIB  shall  not  be  obliged  to advance any further amounts on account of the standby facility to Bidco once all amounts previously advanced by it to Bidco in respect of the standby facility, excluding any capitalised interest in respect of those amounts, reach or exceed the maximum amount of the standby facility envisaged  in
        7.1  above.
7.9 If Bidco has, by 30 December 2001 ("THE EXPIRY DATE"), not made any draw-downs against the standby facility ~
7.9.1 the standby facility shall, with effect from 31 December 2001 IPSO FACTO terminate, and Bidco shall not, thereafter, be entitled to draw-down any amounts against the standby facility;
7.9.2 no such a deemed cancellation of the standby facility shall, in any manner whatsoever, entitle Bidco to receive repayment of any commitment fee, as envisaged in 7.10 below, which it has paid to PSGIB in respect of the standby facility.
7.10 Bidco shall, with effect from [signature date] and monthly in arrears, pay a monthly commitment fee to PSGIB in respect of the undrawn portion of the standby facility. That commitment fee shall ~
7.10.1 for so long as any portion of the standby facility remains undrawn, be calculated on the 1st (first) day of each and every calendar month;
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7.10.2     be  calculated  on  the  amount  of  R4 500 000,00 (four million five hundred  thousand  Rand);
7.10.3     be  equal  to  40  (forty)  basis  points  (nominal annual compounded annually)  on  the  amount  of  the  undrawn  facility  on the date on which the calculation  is  made;
7.10.4     exclude  VAT.
         If  the commitment fee envisaged in this paragraph becomes payable for a portion of a month only, the amount payable in respect of that month shall be pro-rated.
7.11 Bidco's obligation to pay the commitment fee envisaged in 7.10 above shall terminate ~
7.11.1 with effect from the date on which Bidco has drawn-down the standby facility in full; or
7.11.2 with effect from the date on which the standby facility terminates by virtue of the provisions of 7.9.1 above".
6     AMENDMENT  OF  PARAGRAPH  8
      The parties hereby delete paragraph 8 of the loan agreement in its entirety and hereby replace that paragraph with the following paragraph ~

8     REPAYMENT  OF  CAPITAL  AND  INTEREST
8.1     For  the  purposes  of  this  paragraph  ~
8.1.1     the  "FINAL  PRINCIPAL  DATE"  means  30  June  2001;
8.1.2     the  "FINAL  FACILITY  DATE"  means  31  December  2001;
8.1.3 "THE PRINCIPAL OUTSTANDING" means the aggregate of all amounts drawn-down, as at the final principal date, by Bidco on account of the principal loan, together with all capitalised interest, as at the final principal date, on those amounts;
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8.1.4     "THE  FACILITY  OUTSTANDING"  means  the  aggregate  of  all  amounts drawn-down by Bidco, as at the final facility date, against the standby facility together with all capitalised interest on the amount of those draw-downs as at the final facility date.
8.2     Bidco  shall  repay  ~
8.2.1 the principal outstanding to PSGIB in 10 (ten) equal semi-annual payments, the first such payment to be made on the last day of the 6th (sixth) month following upon the final principal date, and subsequent payments to be made on the last day of each and every 6th (sixth) month thereafter;
8.2.2 the facility outstanding to PSGIB in 10 (ten) equal semi-annual instalments, the first payment to be made on the final facility date and the subsequent payments to be made on the last day of each and every 6th (sixth) month thereafter.
8.3     Bidco  shall  pay  to  PSGIB  ~
8.3.1 on the last day of every 6th (sixth) month after the final principal date, all interest which has accrued on the balance of the principal outstanding during the immediately preceding 6 (six) months;
8.3.2 on the final facility date the interest which has accrued on the facility outstanding up to the final facility date and each subsequent payment to be made on the last day of each 6th (sixth) month after the final facility date, such payment to be equal to the interest which has accrued on the facility outstanding during the immediately preceding 6 (six) months."
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7     AMENDMENT  OF  POSITIVE  UNDERTAKINGS
      The parties hereby amend the positive undertakings contained in paragraph 10 of the loan agreement by the addition of the following sub-paragraph
~
     10.6       Bidco  shall  ~
     10.6.1 ensure that it has spent the full amount of capital as required by the Board in terms of the Board guarantee by  31  May  2001;
     10.6.2     apply  to  the  Board to reduce the current Board guarantee of R2 351 955,00 (two million three hundred and fifty one thousand nine hundred and fifty five Rand) by an amount of
                R2 000 000,00 (two million Rand), by no later than 15
                June  2001."
8     AMENDMENT  OF  PHRASE
      The parties hereby delete the reference to "THE WORKING CAPITAL
      FACILITY" wherever it may appear in the loan agreement and replace that reference with a reference to "THE STANDBY FACILITY" throughout the loan agreement.
9     REMAINDER
      Subject to the amendments contained herein, the loan agreement shall continue to be of full force and effect.
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SIGNED at Caledon                       on 21, April 2001
AS  WITNESS:
------------
/s/Leon Fortes                   For:     PSG  INVESTMENT  BANK  LIMITED


/s/Leon Fortes                          /s/ Gernot Gunther
(Name  of  witness  in  print)          Duly  authorised



SIGNED at Caledon                       on 21, April 2001
AS  WITNESS:
------------
/s/Leon Fortes                   For:     CALEDON  CASINO  BID
                                          COMPANY  (PROPRIETARY)  LIMITED

/s/Leon Fortes                          /s/James Forbes
(Name  of  witness  in  print)          Duly  authorised


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